10f-3 Transactions Summary*
* Evergreen Compliance Department has on file a checklist signed by the portfolio manager and a compliance manager stating that the transaction fully complies with the conditions of Rule 10f-3 of the Investment Company Act of 1940.

Fund
Income Advantage Fund
Security
Ameripath, Inc.
Advisor
EIMCO
Transaction
 Date
3/13/2003
Cost
$2,735,000
Offering Purchase
1.302%
Broker
Credit Suisse First Boston Corp
Underwriting
Syndicate
Members
Deutsche Bank Securities



Fund
Income Advantage Fund
Security
Peabody Energy Corp
Advisor
EIMCO
Transaction
 Date
3/14/2003
Cost
$2,720,000
Offering Purchase
0.544%
Broker
Lehman Brothers Inc.
Underwriting
Syndicate
Members
Wachovia Securities, Inc.


Fund
Income Advantage Fund
Security
Universal City Development Partners, Ltd
Advisor
EIMCO
Transaction
 Date
3/21/2003
Cost
$4,694,615
Offering Purchase
0.950%
Broker
J.P. Morgan Securities Inc.
Underwriting
Syndicate
Members
Banc of America Securities LLC